Prospectus Supplement No. 5 (to Prospectus dated September 7, 2007)	Filed Pursuant to Rule 424(b)(7) Registration No. 333-145926
STEWART ENTERPRISES, INC.
$125,000,000 3.125% Senior Convertible Notes due 2014
$125,000,000 3.375% Senior Convertible Notes due 2016
and Class A Common Stock Issuable Upon Conversion of the Notes
     The following information supplements and amends the prospectus dated September 7, 2007 (the “Prospectus”), as supplemented by the prospectus supplements dated October 5, 2007, November 13, 2007, December 18, 2007 and January 23, 2008 relating to the resale by the selling securityholders of our 3.125% Senior Convertible Notes due 2014 and our 3.375% Senior Convertible Notes due 2016, which we issued in a private placement on June 27, 2007, and shares of our Class A common stock issuable upon conversion of the notes.
     This prospectus supplement is not complete without, and may not be delivered or utilized except in combination with, the Prospectus. This prospectus supplement is incorporated by reference into the Prospectus and should be read in conjunction with the Prospectus.
     Our Class A common stock is listed on the NASDAQ Global Select Market under the symbol “STEI.” On March 19, 2008, the closing sale price of our Class A common stock on the NASDAQ Global Select Market was $6.20 per share.
     We have assumed for purposes of the tables below that the selling securityholders will sell all of the notes and all of the common stock issuable upon conversion of the notes pursuant to this supplement and the Prospectus, and that any other shares of our common stock beneficially owned by the selling securityholders will continue to be beneficially owned.
     See “Risk Factors” beginning on page 9 of the Prospectus for a discussion of certain risks that you should consider in connection with an investment in the notes and common stock issuable upon conversion of the notes.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is March 20, 2008.

SELLING SECURITYHOLDERS
     The information set forth in the table of selling securityholders below was furnished to us on or before March 18, 2008. Because selling securityholders may trade all or some of the notes, and common stock issuable upon conversion of the notes, listed at any time without notifying us, the table of selling securityholders may not reflect, as of the date of this prospectus supplement, the exact value of the notes and common stock issuable upon conversion of the notes. In addition, the selling securityholders listed in the table may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, some or all of their notes, or common stock issuable upon conversion of the notes, since the date as of which the information in the tables is presented.
     The table included in the section captioned “Selling Securityholders” of the Prospectus with respect to the 3.125% Senior Convertible Notes due 2014 as previously filed, is hereby supplemented and amended to reflect the selling securityholders identified below and to reflect the notes, and common stock issuable upon conversion of the notes, for such selling securityholders:
Additional Selling Securityholders
3.125% Convertible Senior Notes Due 2014

	Beneficially			No. of	No. of
	Amount of		No. of	Shares of	Shares of
	Notes		Shares of	Common	Common
	Beneficially	Percentage of	Common	Stock	Stock
	Owned and	Notes	Stock	Being	Held After
Name of Selling Securityholder	Offered ($)	Outstanding	Owned (1)	Offered (1)	Offering (1)

Lyxor Quest Fund LTD(2)	2,940,000	2.35	266,051	266,051	0

Quest Global Convertible Master Fund LTD(2)	60,000	*	5,429	5,429	0

*	Denotes less than 1%

(1)	Assumes for each $1,000 in principal amount of notes a maximum of 90.4936 shares of common stock could be issued upon conversion. However, this conversion rate will be subject to adjustment as described under “Description of the Notes — Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future. Assuming that all of the notes listed above are sold, none of the selling securityholders listed above will own 1% or more of the outstanding common stock.

(2)	Frank Campana and James Doolin share voting and investment power over the securities held by this selling securityholder.

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